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                                                                    EXHIBIT 23.7

                         INDEPENDENT AUDITORS' REPORT

The Management of
CS Integrated LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of CS Integrated LLC (a Limited Liability Company) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in members' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CS Integrated LLC and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       KPMG LLP


January 24, 2000, except as to the
fourth paragraph of note 4 which is
as of March 21, 2000